Exhibit 99.1
CELLULAR TECHNICAL SERVICES COMPANY, INC. ACQUIRES
SAFESTITCH LLC; COMPANY TO DEVELOP AND MARKET
ENDOSCOPIC AND MINIMALLY INVASIVE SURGERY DEVICES
MIAMI, FL — September 5, 2007 — SafeStitch LLC, a privately owned medical device company developing endoscopic and minimally invasive surgery devices, was acquired yesterday by Cellular Technical Services Company, Inc. (OTC:BB CTSC), a publicly-traded company with no active operations. SafeStitch is headquartered in Miami, Florida, and has a research and development office in Omaha, Nebraska. It intends to apply to have its shares listed on the American Stock Exchange (AMEX).
SafeStitch’s product portfolio includes a device for endoscopic bariatric surgery (obesity surgery) and endoscopic repair of gastroesophageal reflux disorder (GERD), as well as an endoscopic device for excision and diagnosis of Barrett’s esophagus. The company also plans to market a novel standard bite block, as well as the first airway bite block, to be used during endoscopy, and is pioneering the Smart Dilator for esophageal strictures. SafeStitch also intends to develop products for hernia repair and natural orifice transluminal endoscopic surgery (NOTES).
Dr. Phillip Frost, former chief executive officer and chairman of IVAX Corporation and Dr. Jane Hsiao, former vice-chairman and chief technical officer of IVAX Corporation, along with Dr. Charles J. Filipi, Professor of Surgery at Creighton University Medical School, and Jeffrey G. Spragens, one of the founders of North American Vaccine Corporation, are the principal investors in SafeStitch LLC. Dr. Hsiao will become the chairman of the board; Mr. Spragens, the chief executive officer and president; Dr. Stewart B. Davis, formerly of Innovia LLC, the chief operating officer; and Dr. Filipi, the medical director. Steven D. Rubin, former senior vice president and general counsel of IVAX Corporation, will serve on its Board of Directors.
As part of the transaction, The Frost Group, a private equity group headed by Dr. Frost, along with Mr. Spragens, have agreed to provide the company with a $4 million line of credit. Proceeds from this line of credit, along with the approximately $3 million of cash held by Cellular Technical Services Company, Inc., are expected to be sufficient to fund the company’s continued development and upcoming clinical trials.
“There are major opportunities in endoscopic and minimally invasive surgery for improved therapies, and we are optimistic that SafeStitch will develop significant products for treatment of obesity, GERD, Barrett’s esophagus and more,” said Dr. Frost. “Dr. Filipi brings to SafeStitch many years of experience and expertise in endoscopic and surgical treatment as well as development of multiple medical devices that have achieved significant commercial success. We have an extraordinary product pipeline which will allow our company to help many patients.

Many of our devices have been developed in conjunction with Creighton University, where Dr. Filipi is a professor, and we will continue to collaborate with Creighton.”
This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA),regarding product development efforts and other non-historical facts about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. We do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.
Corporate Contact:
Dr. Stewart Davis
305 575 4145

2